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                                                                    EXHIBIT 99.1


                                                                    News Release

FOR FURTHER INFORMATION:
John Roberson                       Fred Nachman
Media Relations                     Marjan Communications Inc.
(248) 644-7110                      (312) 867-1771


FOR IMMEDIATE RELEASE

                      MALAN REALTY INVESTORS ANNOUNCES SALE
                             OF VALPARAISO PROPERTY


         BINGHAM FARMS, MICH., JULY 22, 2004 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), announced it has completed the sale of a property leased to Kmart in Valparaiso, Indiana.

         The 93,592 square-foot property is located at 2801 Calumet Avenue. The purchaser is an affiliate of Kmart Corporation. Net proceeds to Malan from the transaction were approximately $1.8 million.

         "The sale of this Big Kmart store moves us closer to completing the orderly liquidation of the company," said Jeffrey Lewis, president and chief executive officer of Malan Realty Investors.

         Malan Realty Investors, Inc. is continuing to liquidate its assets and currently expects that no later than August 28, 2004, any then remaining assets and liabilities will be transferred to a liquidating trust. Each shareholder of Malan will automatically become the holder of one unit of beneficial interest in the trust for each share of Malan common stock, and all outstanding shares of Malan common stock will automatically be deemed cancelled. Malan Realty Investors will seek relief for the trust from registering the units under
Section 12(g) of the Securities Exchange Act of 1934, as amended, and its obligation to file periodic reports.

         Subject to limited exceptions related to transfer by will, interstate succession or operation of law, the units will not be transferable nor will a unit holder have authority, opportunity or power to sell or in any other manner dispose of any units. As a result, the beneficial interests in the liquidating trust will not be listed on any securities exchange or quoted on any automated quotation system of a registered securities association. Shareholders who may need or wish liquidity with respect to their company common stock before the liquidating trust makes liquidating distributions should look into selling their shares while the common stock is still traded on an established market.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's

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shareholders approved a plan of complete liquidation. The company owns a portfolio of 19 properties located in seven states that contains an aggregate of approximately 1.2 million square feet of gross leasable area.


         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.





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